Exhibit 10.4

AMENDMENT

TO THE

NEWELL BRANDS INC.

EXECUTIVE SEVERANCE PLAN

THIS AMENDMENT (this “Amendment”) to the Newell Brands Inc. Executive Severance Plan (the “Plan”), is made effective as of February 8, 2023 by the Board of Directors of Newell Brands Inc. (the “Board”). All capitalized terms used but not defined herein, shall have the same meaning set forth in the Plan.

W I T N E S S E T H:

WHEREAS, Newell Brands Inc. (the “Company”) maintains the Plan to provide severance pay, continuation of group health plan benefits at active employee rates and certain other benefits to Executives when their employment terminates under circumstances covered by the Plan; and

WHEREAS, under Section III.l of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time by action of the Board or the Committee; provided, however, that (i) no amendment that has the effect of reducing the rights or potential rights of any Executive, and no termination of the Plan or any portions thereof, will be effective in either case as to the affected Executive until the first (1st) year anniversary of the date on which such resolution is adopted, (ii) no amendment or termination of the Plan shall affect the rights of any Executive receiving benefits under the Plan whose employment has terminated prior to the date on which such resolution is adopted; and (iii) this Plan may not be terminated or amended in a manner which would adversely affect the rights or potential rights of any Executive if such action is taken in connection with, in anticipation of, or on, or during the 24-month period following, a Change in Control;

WHEREAS, the Company now desires to amend the Plan to clarify Executives’ entitlement to bonus payments for completed periods and to revise the definition of “Good Cause”;

NOW, THEREFORE, the Board hereby amends the Plan as set forth herein.

1.	Section I.b of the Plan shall be amended and restated in its entirety to read as follows:

b.

Executive shall receive (i) payment under the Company’s corporate or division Bonus Plan that applies to Executive, or any prior or successor plan or arrangement covering Executive (such amount to be determined regardless of whether Executive would otherwise be eligible for a Bonus under the terms of any such plan or arrangement), for any completed year for which bonuses have not been paid as of the date of termination, to be paid at the same time as bonuses are paid to active Company employees and no later than March 15th of the year following the applicable bonus period; and (ii) an amount equal to Executive’s Bonus for the year of termination (assuming attainment of the targeted performance goals at the 100% payout level), multiplied by a fraction, the numerator of which is the number of days in the applicable calendar year that have elapsed through the date of termination and the denominator of which is 365, to be paid in a lump sum within 60 days following Executive’s termination of employment

2.	Section II.b of the Plan shall be amended and restated in its entirety to read as follows:

b.

Executive shall receive (i) payment under the Company’s corporate or division Bonus Plan that applies to Executive, or any prior or successor plan or arrangement covering Executive (such amount to be determined regardless of whether Executive would otherwise be eligible for a Bonus under the terms of any such plan or arrangement), for any completed year for which bonuses have not been paid as of the date of termination, to be paid at the same time as bonuses are paid to active Company employees and no later than March 15th of the year following the applicable bonus period; and (ii) Executive’s Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination and the denominator of which is 365. For purposes of this Section II.b, the determination of the amount of the Bonus will not be subject to any individual performance modifier, but it will be subject to any adjustments or modifiers based on the Company’s or applicable business unit’s performance under the terms of the bonus plan(s) in effect at the time (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or the applicable business unit), to be paid at the same time as bonuses are paid to active Company employees and no later than March 15th of the following year.

3.	Section IV.l of the Plan shall be amended and restated in its entirety to read as follows:

l.	“Good Cause” shall exist if, and only if:

i.	Executive willfully engages in misconduct in the performance of Executive’s duties that causes material harm to Newell or any Affiliate;

ii.	Executive engages in an intentional act of fraud, theft, dishonesty or falsification with respect to the Company;

iii.	Executive intentionally and materially breaches any Company Code of Conduct or policy that applies to Executive or statutory duty that Executive owes to the Company;

iv.	Executive is convicted of a criminal violation involving fraud, dishonesty or moral turpitude or that otherwise prevents Executive from performing Executive’s duties with the Company; or

v.	Executive refuses to perform Executive’s reasonably assigned duties as an employee (other than a refusal resulting from executive’s disability).

Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by Executive and/or Newell or its Affiliates to attain financial or other business objectives; any personal or policy disagreement between Executive and Newell or its Affiliates or any member of the Board; or any action taken by Executive in connection with Executive’s duties if Executive acted in good faith and in a manner Executive reasonably believed to be in, and not opposed to, the best interest of Newell and its Affiliates and had no reasonable cause to believe Executive’s conduct was improper. Notwithstanding anything herein to the contrary, the Company will not terminate the employment of Executive for Good Cause hereunder unless the Company has given Executive at least 30 days’ prior written notice specifying in detail the reason or reasons for Executive’s termination and, if such action or conduct is able to be cured, the opportunity to cure the same during such 30-day period.

IN WITNESS WHEREOF, the Board has caused this Amendment to be executed as of the date set forth above.

NEWELL BRANDS INC.

By:	/s/ Bradford R. Turner
Name:	Bradford R. Turner
Title:	Chief Legal & Administrative Officer